UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 24, 2013

BOSTON PROPERTIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-13087	04-2473675
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

800 Boylston Street, Suite 1900,

Boston, Massachusetts 02199-8103

(Address of principal executive offices) (Zip Code)

(617) 236-3300

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 24, 2013, the Board of Directors (the “Board”) of Boston Properties, Inc. (the “Company”), the sole general partner of Boston Properties Limited Partnership (the “Operating Partnership”), appointed Joel I. Klein as a Director of the Company to serve until the Company’s 2013 annual meeting of stockholders. The Board also appointed Mr. Klein to its Nominating and Corporate Governance Committee.

Mr. Klein has been a Director and Executive Vice President, Office of the Chairman of News Corporation and Chief Executive Officer of Amplify, the education division of News Corporation, since January 2011. From 2002 through 2010, Mr. Klein was Chancellor of the New York City Department of Education where he oversaw a system of over 1,600 schools with 1.1 million students, 136,000 employees and a $22 billion budget. He was the U.S. Chairman and Chief Executive Officer of Bertelsmann, Inc. and Chief U.S. Liaison Officer to Bertelsmann AG, a media company, from 2001 to 2002. Mr. Klein also served with the Clinton administration in a number of roles, including Assistant U.S. Attorney General in charge of the Antitrust Division of the U.S. Department of Justice from 1997 until 2000 and Deputy White House Counsel to President Clinton from 1993 to 1995. Mr. Klein entered the Clinton administration after 20 years of public and private legal work in Washington, D.C. Mr. Klein received a BA with honors from Columbia University and a JD with honors from Harvard Law School. He has also received honorary degrees from ten colleges and universities. He is 66 years old.

Pursuant to the Board’s current policy regarding director compensation, the Company will grant Mr. Klein a number of shares of restricted stock of the Company (or, if elected by Mr. Klein, LTIP Units of the Operating Partnership) valued at $40,000 on January 31, 2013, the fifth business day after his initial appointment to the Board. The value of the grant of restricted stock or LTIP Units was calculated by pro rating an annual grant of restricted stock or LTIP Units with a value of $120,000 for the approximately four months from Mr. Klein’s appointment to the Company’s 2013 annual meeting of stockholders. The actual number of shares of restricted stock or LTIP Units to be granted will be determined by dividing (1) $40,000 by (2) the closing market price of the Company’s common stock on the New York Stock Exchange on the grant date. The shares or LTIP Units will vest on the date of the Company’s 2013 annual meeting of stockholders.

In connection with Mr. Klein’s appointment to the Board, the Company, the Operating Partnership and Mr. Klein entered into an indemnification agreement in substantially the same form as the Company and the Operating Partnership have entered into with each of the Company’s existing directors. The indemnification agreement requires, among other matters, that the Company and the Operating Partnership indemnify Mr. Klein to the fullest extent permitted by law for all expenses and liabilities arising out of any proceeding involving Mr. Klein by reason of his service as a member of the Board and advance to him all related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BOSTON PROPERTIES, INC.

Date: January 24, 2013	By:	/s/ Michael E. LaBelle
	Name:	Michael E. LaBelle
	Title:	Senior Vice President, Chief Financial Officer & Treasurer